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EXHIBIT  11

                            THE GYMBOREE CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                    13 Weeks Ended              26 Weeks Ended
                                               ------------------------     -----------------------
                                               August 1,      August 2,     August 1,     August 2,
                                                 1998           1997          1998          1997
                                               ---------      ---------     ---------     ---------


NET INCOME (LOSS)                              $   (830)      $  4,578      $  3,317      $ 13,177
                                               ========       ========      ========      ========

Weighted average number of shares outstanding during the period:

Common Stock                                     24,164         24,302        24,136        24,642

Add incremental shares from assumed
 exercise of stock options                            0            319            78           381
                                               --------       --------      --------      --------

Weighted average common and common
 equivalent shares outstanding                   24,164         24,621        24,214        25,023
                                               ========       ========      ========      ========

BASIC NET INCOME (LOSS) PER SHARE              $  (0.03)      $   0.19      $   0.14      $   0.53
                                               ========       ========      ========      ========

DILUTED NET INCOME (LOSS) PER SHARE            $  (0.03)      $   0.19      $   0.14      $   0.53
                                               ========       ========      ========      ========
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